UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 12, 2001

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

 LabOne, Inc.

Content of LabOne Conference Call held November 12, 2001

Third Quarter 2001 Earnings Release

The following is a report about LabOne's third quarter 2001 results. Some portions of the following discussion may contain forward-looking statements as well as historical information. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including but not limited to: the volume and pricing of laboratory tests performed by LabOne; competition; the extent of market acceptance of the company's risk assessment, health care and, substance abuse testing services; the ability to successfully integrate Osborn's operations with LabOne; general economic conditions; and other factors detailed from time to time in the company's reports and registration statements filed with the Security & Exchange Commission.

The third quarter has been marked with a number of positive changes and new opportunities for management of LabOne. On August 31st, we completed the acquisition of the Osborn Group for $49 million in cash. To finance this acquisition and to provide the capital foundation for future acquisitions, LabOne entered in a new relationship with Welsh, Carson, Anderson & Stowe. The excellent reputation of Welsh Carson, and the success of its portfolio investments combined with over two decades of relevant experience are welcome additions as both investors and board participants. Much of our attention during the third quarter has been focused on the integration of Osborn with LabOne. This involved not only the assessment of processes, people, and systems, but equally - if not more importantly - providing assurances to Osborn's clients that the transition would be as transparent to them as possible. With the dedicated efforts of both Osborn and LabOne personnel, we are on schedule to complete the integration of Osborn during the fourth quarter. Once completed, we expect to realize up to $10 million in annual savings associated with the elimination of duplicative laboratory costs. We are excited not only about the insurance testing opportunities that Osborn presents to LabOne, but also additional tele-underwriting and paramedical sales for our risk assessment division.

I suspect that many of you are wondering about the impact of the tragic events of September 11th on LabOne's operations. Although there was temporary disruption of air transportation, this disruption had a modest impact on our operations. The effect of this transportation disruption was a decline in volumes by approximately 3 percent and 1 percent for health care and substance abuse testing, respectively. Risk assessment services declined as many people were occupied with trying to understand just what the events of September 11th really meant. Subsequently, several media articles reported the increase in inquiries for insurance policies. This appears to be consistent with the increased volumes we have experienced thus far into the fourth quarter.

Third quarter operations at LabOne are highlighted by the completion of key efficiency initiatives and preparedness for seasonal volume increases expected in the fourth quarter. As we've discussed throughout the year, replacement of our chemistry fleet and the introduction of improved data capture technology - including intelligent character recognition and a high volume image capture platform - were critical in reducing incremental costs and increasing capacity. We're pleased that these initiatives are implemented and yielding the positive results we expected. As our clients adopt our new optimized paper forms and we drive additional volume through our chemistry fleet, we are realizing improved unit costs in our insurance and toxicology laboratories. We're particularly pleased with the developments in our toxicology laboratory including the addition of experienced management personnel, systems and technology enhancements, and procedural modifications to meet changing regulatory requirements. Routine inspection results from various third-party agencies indicate we are meeting the highest standards for quality in our toxicology laboratory.

Our aggressive campaign to bring esoteric testing in-house at LabOne has resulted in 18 new assays year-to-date with an estimated annual cost savings of $800,000. The most significant volume tests include certain hepatitis assays, the maternal screening triple marker, hemoglobin electrophoresis, and high sensitivity C-reactive protein. Included in these cost reductions are expenses associated with slide preparation for thin layer PAP screening.

In the third quarter we embarked on a new challenge of integrating the Osborn Group's laboratory and distribution operations into our Lenexa facility. We plan for a seamless integration from a client perspective, thereby requiring integration of the Osborn Group's laboratory information system into that of LabOne. When integration is complete, we will continue to support the existing reporting and interfacing modes clients have come to expect from the Osborn Group. We anticipate shutdown and termination of obligation for Osborn Group facilities by December 31, 2001.

The third quarter was also marked by unique charges taken in association with the acquisition and more regrettably, excess payroll and logistics expenses incurred as a result of the September 11th tragedy. With air service interrupted, LabOne moved specimen volume by ground and waited for normal business to return.

Revenues for the third quarter 2001 were $58.2 million compared to $43.6 million for the same period last year. During this quarter, risk assessment revenues were $39.4 million, substance abuse testing revenues were $7.4 million, and health care testing revenues were $11.4 million. This compares to risk assessment revenues of $26.1 million, substance abuse testing revenues of $7.7 million, and health care testing revenues of $9.8 million in the third quarter of 2000. Risk assessment revenues included $2.6 million of September 2001 revenues for Osborn. Testing volumes increased 22 percent for risk assessment services with Osborn and 9 percent without it; 10 percent for health care, but declined 8 percent for substance abuse testing compared to last year. Gross profit for the quarter increased 16 percent to $16.2 million compared to $13.9 million in 2000. The gross profit margin was 28 percent for the third quarter compared to 32 percent in 2000. This reflects 106 percent increase in paramedical testing for the same period last year, but with lower gross profit margins compared to other revenue sources. Excluding $700,000 of charges associated with the Osborn acquisition during the quarter, EBITDA for the quarter was $4.6 million compared to $4.6 million during the third quarter of 2000.

We reported a net loss of $3.5 million this quarter or 33 cents per share compared to net earnings of $400,000 or 3 cents per share for the third quarter of 2000. The loss this quarter included a noncash charge of $3.2 million associated with warrants issued in connection with the investment by Welsh Carson. Additionally, earnings were reduced by $400,000, after tax, associated with the Osborn acquisition, principally severance. Working capital increased $1.7 million since December 2000, principally associated with the increase in accounts receivable in connection with increased revenues. Long-term debt increased $37 million reflecting $15 million of subordinated debt and $21 million of B-2 preferred stock issued in connection with the Osborn acquisition and the Welsh Carson financing. The $21 million of preferred stock will be reclassified as stockholders equity if shareholder approval is granted for termination of the restrictions on convertibility of B-1 convertible preferred stock into common stock and for the automatic conversion of B-2 preferred stock to B-1 convertible preferred stock.

On Novermber 13th, we will be filing the 8-K/A reflecting audited historical Osborn results. These proforma results and the resulting cost reductions associated with the integration of Osborn Lab and LabOne will be reported, along with the capitalization associated with the Welsh Carson investment. So should you have further questions regarding clarification of this filing, please do not hesitate to call John McCarty.

Call-in question and answers.

Q: Can you give me a sense of what percentage of your esoteric business you outsource right now? And if you can give me an indication on whether you think that 18 tests a quarter is sort of an abnormally high or low number to be bringing in-house?

A: For our purposes, we'll define esoteric are those tests that you don't perform at your laboratory. Those tests we don't perform here amount to about 3 percent of our total testing volume. That's excluding anatomical pathology, which we outsource. Regarding the 18 tests, this year, we're probably going to be seeing an increasing number of assays over the coming quarters brought in-house just because of the adoption of new technology, like PCR technology, which is a platform LabOne doesn't currently have. So we will continue to reduce our reliance on esoteric tests. We will continue to reduce the percentage of tests that are outsourced, and there are some platforms that will enable us to keep converting at least that number of assays per year..

A: Also among specific opportunities that we're looking at will include pathology and esoteric labs.

Q: I'm trying to understand why EBITDA would be flat year over year. If you could kind of go through what the moving parts are there. Also if you could tell us what operating cash flow was.

A: We use EBITDA basically as a proxy, and I'm going to be a little bit at odds to tell what operating cash flow is until after the 8-K/A is filed. But we'll be glad to discuss that with you, say, in the middle of this week. Principally the impact that we had as a result of September 11th would be our acknowledgement of why EBITDA was relatively flat. On the risk assessment side, we didn't see what we had projected with respect to volumes of insurance testing. That translates not only into laboratory testing but paramedical exams. Then certainly, because of the impact of the disruption on transportation services, we were impacted both in our health care testing and our substance abuse testing. Whereas, many companies obviously have had significant impacts, we did have a modest impact, but that would be particularly since, over the last several quarters, we've had double-digit increases in EBITDA, that would be what we attribute that to. With that said, we have been very encouraged by the volumes particularly in the risk assessment testing that we've seen in the subsequent period of October and to-date here in November. One other factor that negatively impacted our EBITDA was the fact that the economy as everyone knows has gotten a little softer, and the drug testing business has turned a little softer.

Q: What about wage pressure? Are you seeing any wage pressure?

A: Actually, one of the upshots of a weakening labor climate is that our wage pressure has slowed down. We're not really seeing wage pressure - and I define that in terms of the number of applicants we get when we post a position, so our wages are stable at this point.

Q: Can you give me a sense as to what is the capacity utilization or what is the capacity available at your facility in Lenexa and sort of where you're operating at now and maybe where you might be operating at with Osborn. Maybe if you don't want to tell me exactly, if you can use a variable X or something like that and use it in relationship to X - whatever way you want to explain it.

A: Generally, from an overall line-of-business standpoint, our laboratories now, with Osborn, have 70 percent additional capacity. The interesting piece of that is the capacity is really limited by the data entry capacity and the capacity to introduce a sample to the laboratory, not by equipment or capital expense.

In terms of our looking at the various components on the capacity - for example, on the insurance testing business, before the acquisition of Osborn, we were roughly at about 30 percent of capacity with the insurance testing business. Actually, with our health care testing business, we're really less than that as far as our capacity. With the SAT business, we actually are at fuller capacity although we're restructuring the laboratory so that we'll be in a position to actually add more volumes. In terms of where the growth is coming from on the risk assessment side, we're in great shape with capacity at the laboratory and leveraging this facility that we have. Also, on the health care side, we can add substantial volumes to leverage this facility here in Lenexa.

Q: What are we looking at potentially with the acquisition of Osborn Laboratories and the cost savings, a three- or four-fold increase potentially in operating margins at LabOne simply by the integration? Is that something that could be expected?

A: We can't obviously comment on that until after filing our 10Q on Wednesday.

Q: You've had sort of a narrative line in regard to improving the efficiencies of your lab systems before you bought Osborn. Does buying Osborn change any of the planning here or do you just kind of go down the road that you've taken us on before?

A: What we have not projected, at least in our proforma results, is how that translates into improved efficiencies for the testing of Osborn specimens. It certainly doesn't change the outcomes or what we had expected, I think, as was mentioned earlier, with respect to those initiatives. But we have not formally forecasted what that will translate to in terms of improvement on a proforma basis for Osborn.

Q: In terms of the hardware that you wind up buying and the software that goes with it. Is it the same capital buy?

A: Yes. Actually, earlier in the year we reported that we were turning over our chemistry fleet. That's been done now and that's created excess capacity - plenty of excess capacity to handle Osborn. But your question - for Osborn's integration, we actually didn't have to acquire additional capital assets - or have additional capital expenses. With some of the cost initiatives that Mike Asselta has been working on in the laboratory, for example, the character recognition, our applicant record entry, which is a big part of the expense in the insurance testing side. Obviously, with the increased volumes from the insurance testing business from the Osborn Group, we'll get a double-hit out of that.

Q: In terms of the importance to clients of transparency, particularly clients that work with Osborn what are the critical variables are in transparency?

A: From the client's perspective, obviously any disruption of service would be viewed negatively. We have every reason to believe that we can move those specimens into our laboratory and the client will not even notice the difference. In other words, their results will be reported in the same manner that they have always been reported before. In the same timely manner and in the same format or the same delivery mechanism that they've seen before. It would be our goal ultimately, over some period of time, to try to encourage some Osborn clients to move over to a unified form. But largely what this integration has been all about is developing the interfaces to translate the results reporting from our platforms into their "black box," which then would relate the results to those clients in the same way they've always had them.

Q: You don't need to have bought any more software to be able to integrate the Osborn clients into your system. -

A: No, we do not.

Q: You continue to demonstrate benefit from the trend towards the major life companies, outsourcing their testing and some of their national account administrative programs, if you can just comment a bit further on that. Then if I could also ask you to comment on the opportunity set and the prospects for the tele-underwriting business.

A: As far as the company continuing to outsource some of their other functions besides the laboratory functions, we're working with a number of companies right now on a number of initiatives. One being called tele-underwriting, where actually the applicant is interviewed by one of our call operators who actually completes what's called "part 2" by telephone. That business, the life insurance companies are starting to outsource to LabOne and a number of other companies. That's a rapidly growing part of our business. Actually it was part of the Osborn Group called Intellysis. We continue basically to work with other companies such as State Farm - we believe we alluded to them in an earlier press release where we have what we call our CaseOne management system where we're actually coordinating the laboratory testing function as well as the paramedical testing operations for those companies. We are talking to a number of other companies about similar programs, although we are not at liberty to mention the names of the companies. Certainly having a one-stop shop so-to-speak, is very important for life insurance companies and having the full range of products to offer to those clients whether it is insurance testing or tele-underwriting or paramedical services or inspection reports. We think this is a big plus for LabOne. As we've talked about before too, tele-underwriting is another example of how the risk assessment industry has continued to define itself with providing new services that maybe previously were not offered, but that are certainly contemplated as part of the full underwriter suite of services.

Q: These are a couple of bookkeeping things. How much amortization charge goes away in 2002? Secondly, do you have any date for the shareholder meeting.

A: The shareholder meeting will be, we believe, about the first or middle of January. That the date has not been defined. There has been an initial filing of that proxy, so that should be available to you. With respect to the amortization expense, as we have identified, virtually all of the amortization of intangibles will go away. There will be about - what was annually this year - about $800,000 of the customer list, which would have terminated in the middle of next year. So about $400,000 through the first six months, our customer list will be fully amortized. But the rest of it represents goodwill.

Q: Do you have any idea about further charges in the fourth quarter, both for your cost-cutting programs and also for Osborn?

A: Yes, we are obviously continuing to evaluate. We only had a little over a month now with the opportunity to work with Osborn individuals and obviously, it's our intent to make sure that we right-size the organization with the best people from both sides of the equation, so it's conceivable that there might be charges in the fourth quarter. We haven't identified any as of yet.

Q: Are you going to get to the point where you can give us some guidance on 2002?

A: Yes, I think integral to that is the filling of the 8-K/A because up to this point, have been unable to talk to what the Osborn acquisition really meant for us.

Q: Did I understand correctly that until the shareholder meeting, the preferred stock will be classified as debt, after which then it will be moved to the equity fund?

A: The B-2 preferred will be treated as mezzanine financing until shareholder approval. That's really just a function of the fact that the redemption could be in cash, unlike the B-1, which is cash or equity at our election. Obviously there's only one route and a rational investor would look at that. Once converted to a similar security as the B-1, it will be treated as equity.

Q: About amortization and goodwill, will that come to something of a magnitude of 30, 36 cents, 30, 35 cents a share, something like that?

A: We're not going to speak on a per-share basis, but for next year that's roughly $3.5 million of after-tax income that we'll realize.

Q: There's been some thought that with the Welsh Carson infusion that the company would have a platform for making additional acquisitions and broadening the business of the company. Just in very broad terms, can you give us some thought where that might go?

A: We're very interested in making acquisitions. Those acquisitions really are across all three lines of our business, specifically, on the insurance services side, the health care, and the toxicology. Although at this point in time, we are looking at a number of companies, but it would be premature to really comment on any of those companies.

Q: All three of the areas you might fill out.

A: Yes.

Q: Can you make some comment about fourth quarter profitability now, or at least give some idea with some of the increased seasonal volumes that you might have and some of the benefits from Osborn. Can you at least make a comment whether it'll be profitable of not?

A: We will make a comment to the effect, as mentioned earlier, that we've been very favorably surprised with the increase in volumes, particularly in risk assessment that we've seen. As we noted in the fourth quarter of last year, there will be - particularly for the month of December, some downturn. In toxicology, this actually tends to be a significant downturn because seasonal hiring has concluded. With that said, we have undertaken some cost-cutting initiatives in toxicology that we really had not last year because we didn't realize last year how dramatic that downturn would be. So now we obviously have a better feeling for how to forecast that.

Q: When you file your 8-K/A, will you actually make a formal fourth quarter estimate or not?

A: No, what you'll see in that will be basically a 2000 as if Osborn had been part of and all the financing had been in place, and then for the first six months of 2001. So we're not making any forecasts with respect to the last quarter. I will say that as I think was already mentioned that the synergy that we expect with Osborn, or the cost cutting, really will not come into play until the first quarter of next year.

Q: In terms of your acquisition priorities, what are the biggest holes or the obvious things that you're looking at in terms of the future acquisitions?

A: We're actually looking along all lines. Actually, we have specific interest and we're looking at all lines as well. I'd say from what we've looked at in these companies that, in terms of garnering synergies, we see probably an equal amount of synergies available in some of the risk assessment as well as health care opportunities - maybe more so than substance abuse - in terms of its profitability, similar to what we anticipate with Osborn. So we're obviously going to focus on those opportunities foremost because that, of course, affords us more debt leverage to do additional acquisitions.

Q: Would most of the acquisitions allow you to utilize the excess capacity in your existing facility or might you acquire a regional lab that would have its own processing capabilities?

A: Since we have additional capacity here at this facility the goal would be to, if in fact it is a laboratory that we acquire, basically shut the laboratory down, maintain the contracts that they have in place in the regional markets, and then move the specimens back here to Kansas City to leverage our capacity.

A: We would qualify that though with the size of the lab. If it's a relatively small lab, as we've looked at some, and in that market there's a need for stat testing, we would probably maintain that stat testing at that regional level, but we'd still move the high-profile chemistries to this lab.

Q: Another follow-up question. With regards to the 10 million dollars in potential synergies and so on for next year, is that going to be more back-weighted in terms of the second half versus first half? Secondly, would you expect that there's more opportunity for additional synergies associated with Osborn in the second year and third year? Is the 10 million just a start?

A: There are additional synergies with the Osborn acquisition. We're very bullish about opportunities on the paramedical side through a company called Intellysis that was part of the Osborn Group. We think there are great opportunities in terms of developing additional revenue from their contacts in the brokerage community, and we are certainly moving forward aggressively in that area. In regards to the actual number whether or it's on the front-end or the backside,

A: it's all associated with shutting down the facility and the duplicative - not only facility costs but labor costs. So you'd realize that immediately.

Q: Can you give me a little update on the clinical division - how the Lab Card is going. It would seem to me it would be a perfect environment out there right now. I know that the big labs have been pushing up prices. But can you just give us an update on what the outlook is for - particularly next year?

A: In general terms, we're very pleased with the integration of large accounts that we talked about last year. I think, as you know, once an account is signed in the Lab Card, there's kind of a utilization or adoption phenomenon that goes on for a while. So we've seen a lot of that benefit this year. Without regard to specifics, generally we're excited about where the health care market is going. With regard to defined contribution plans and moving more consumerism into health benefits, and with regard to companies who are pressured by rising premiums and rising health care costs, we think the Lab Card is well-positioned to continue to grow, particularly in that defined contribution market.

Q: Can you break down the revenues in clinical by Lab Card and other?

A: We have not put that in the public domain.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: November 15, 2001	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer

Date: November 15, 2001	By /s/ Joseph C. Benage Joseph C. Benage Secretary